Press Release Safehold Reports Third Quarter 2020 Results NEW YORK, October 22, 2020 Safehold Inc. (NYSE: SAFE) reported results for the third quarter 2020. Highlights from the third quarter earnings announcement include:  Revenue of $38.0 million, a 70% increase year-over-year  Net income of $14.2 million, a 159% increase year-over-year  Earnings per share of $0.28, an 84% increase year-over-year  100% ground rent received  $105 million of new investments, including $71 million closed subsequent to the end of the quarter  Over $200 million of signed LOIs in near-term pipeline  Subsequent to the end of the quarter, added new bank relationship to revolving credit facility and upsized by $32.5 million “Amid the ongoing disruption caused by the pandemic, Safehold is beginning to witness a recovery in commercial real estate transaction activity,” said Jay Sugarman, Chairman and Chief Executive Officer. “With a significant war chest ready to be deployed, we are excited to see a growing near-term pipeline as Safehold continues to expand and deliver modern ground lease capital to customers in high-quality markets across the U.S.” SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the “Investor Relations” section. The Company will host an earnings conference call reviewing these results and its operations beginning at 10:00 a.m. ET. This conference call can be accessed by all interested parties through the website (listen only) or by dialing toll-free 844.291.6362 (U.S. domestic) or 234.720.6995 (international) using the conference ID: 1295502. 1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 investors@safeholdinc.com

For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the website or by dialing 866.207.1041 (U.S. domestic) or 402.970.0847 (international) using the conference ID: 9919992. About Safehold: Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Through its modern ground lease capital solution, Safehold helps owners of high quality multifamily, office, industrial, hospitality and mixed-use properties in major markets throughout the United States generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com. Company Contact: Jason Fooks, Senior Vice President of Investor Relations & Marketing 1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 investors@safeholdinc.com